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Exhibit 8.4

October 17, 2016

NorthStar Realty Finance Corp.
399 Park Avenue, 18th Floor
New York, New York 10022

            RE:       United States Federal Income Tax Consequences

Ladies and Gentlemen:

            We have acted as counsel to NorthStar Realty Finance Corp., a Maryland corporation ("NRF") and its Subsidiaries, in connection with the Mergers and other transactions contemplated by the Agreement and Plan of Merger, dated June 2, 2016, as amended by the Letter Agreements dated July 28, 2016 and October 16, 2016 (the "Merger Agreement"), among NRF, NorthStar Asset Management Group Inc., a Delaware corporation ("NSAM"), Colony Capital, Inc., a Maryland corporation ("Colony"), Colony NorthStar, Inc., a Maryland corporation and a wholly owned Subsidiary of NSAM ("Colony NorthStar"), New Sirius Inc., a Maryland corporation and a wholly owned Subsidiary of NRF ("New NRF Parent"), NorthStar Realty Finance Limited Partnership, a Delaware limited partnership and a Subsidiary of NRF ("NRF LP"), Sirius Merger Sub-T, LLC, a Delaware limited liability company and a Subsidiary of NRF ("NRF OP Merger Sub"), and New Sirius Merger Sub, LLC, a Delaware limited liability company and a Subsidiary of NRF ("New Parent Merger Sub"). This opinion is being delivered to be filed as an exhibit to the registration statement on Form S-4 (File No. 333-212739) containing the joint prospectus/proxy statement of NRF, NSAM and Colony filed with the Securities and Exchange Commission on July 28, 2016, as amended and supplemented through the date hereof (the "Registration Statement"). Capitalized terms not otherwise defined herein shall have the meaning given to them in the Merger Agreement.

            You have requested that we render the opinion set forth below in connection with the filing of the Registration Statement relating to the Mergers. In rendering our opinion, we have examined and relied upon (i) the Merger Agreement, including the exhibits thereto, (ii) the Registration Statement, (iii) the representation letters provided to us by representatives of each of NRF, New NRF Parent, New Parent Merger Sub, Colony, NSAM and Colony NorthStar dated as of the date hereof (the "Representation Letters") delivered to us for purposes of this opinion and (iv) such other documents and corporate records as we have deemed necessary or appropriate in order to enable us to render the opinion below (together with the Merger Agreement, Registration Statement and Representation Letters, the "Documents"). Additionally, we have assumed that the Representation Letters will be re-executed in substantially the same form by the appropriate representatives and that we will render another opinion as a condition to the closing of the Mergers pursuant to Sections 7.02(h)(ii), 7.03(h)(i) and 7.04(h)(iii) of the Merger Agreement on the Closing Date. Our opinion assumes and is expressly conditioned on, among other things, the initial and continuing accuracy and completeness of the facts, information, representations, covenants and agreements set forth in the Documents and the statements, representations, covenants and agreements made by NRF, New NRF Parent, New Parent Merger Sub, Colony, NSAM and Colony NorthStar, including those set forth in the Representation Letters. In addition, (i) we have assumed that each of Colony and NSAM (including Colony NorthStar in its capacity as successor to NSAM) will qualify for taxation as a real estate investment trust ("REIT") within the meaning of Section 856 of the Internal Revenue Code of 1986, as amended (the "Code"), for the taxable year in which the Mergers occur, and that the applicable REIT opinions of Hogan Lovells US LLP delivered as of the date hereof or required to be delivered at the closing of the Mergers, as the case may be, will be delivered and will be correct, and (ii) with respect to our opinion below regarding the NRF Merger, we have relied upon and assumed the correctness of the opinion of Skadden, Arps, Slate, Meagher & Flom LLP, dated as of the date hereof, regarding the qualification of the Redomestication Merger as a reorganization within the meaning of Section 368(a)(1)(F) of the Code.

            For purposes of this opinion, we have assumed or obtained representations (and, with your consent, are relying thereon, without any independent investigation or review thereof, although we are not aware of any material facts or circumstances contrary to or inconsistent therewith) that (i) the Mergers and other transactions contemplated by the Merger Agreement have been or will be consummated in accordance with the Merger Agreement and as described in the Registration Statement (including satisfaction of all pre-closing covenants) and that such Documents accurately reflect the material facts of such transactions, (ii) that each of the Documents are, and will continue to be, complete and authentic and have been duly authorized, executed and delivered, (iii) that all of the information, facts, statements, representations and covenants contained in each of the Documents are, and will continue to be, true and accurate at all relevant times including as of the Closing, (iv) that the respective parties to each of the Documents and all parties referred to therein have, and will continue to, act in all respects and at all relevant times in conformity with the requirements and provisions of each of the Documents, and (v) that none of the terms and conditions contained in any of the Documents have been or will be waived or modified in any respect.

            In addition, with respect to any representations in any of the Documents that are made "to the best knowledge of" or are similarly qualified, we have assumed that such representations are, and will continue to be, accurate, in each case, without such qualification. If any of our assumptions described above are untrue for any reason or if the Mergers or any other transaction contemplated by the Merger Agreement is consummated in a manner that is different from the manner in which it is described in any of the Documents, or if there are documents or understandings between the parties that would alter or are inconsistent with the statements made therein, our opinion expressed below may be adversely affected and may not be relied upon.

            Based upon the foregoing and subject to the assumptions, exceptions, limitations and qualifications set forth herein and in the Registration Statement under the heading "U.S. Federal Income Tax Consequences—U.S. Federal Income Tax Consequences of the Mergers," solely for U.S. Federal income tax purposes, we are of the opinion that:

            (A)  under current law, (i) the New Holdco Merger together with the LLC Conversion will qualify as a reorganization within the meaning of Section 368(a)(1)(F) of the Code, (ii) the NRF Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code and (iii) the Colony Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code; and

            (B)  the descriptions of the law and the legal conclusions contained in the Registration Statement under the caption "U.S. Federal Income Tax Consequences—U.S. Federal Income Tax Consequences of the Mergers" are correct in all material respects.

            We do not assume any responsibility for, and make no representation that we have independently verified, the accuracy, completeness, or fairness of the statements contained in the Registration Statement (other than the descriptions of law and the legal conclusions contained in the Registration Statement under the caption "U.S. Federal Income Tax Consequences—U.S. Federal Income Tax Consequences of the Mergers").

            Our opinions are based on current provisions of the Code (and the legislative history thereto), Treasury Regulations promulgated thereunder, published pronouncements of the Internal Revenue Service (both private and public), case law and such other authorities as we have considered relevant, all as in effect and publicly available as of the date hereof. The authorities upon which our opinion is based are subject to change or differing interpretations, possibly with retroactive effect.

            In addition, our opinions are based on the assumption that any conclusion herein, if challenged and litigated, will be properly presented to the applicable court. Any change in applicable laws or the facts and circumstances surrounding the Mergers or any other transaction contemplated by the Merger Agreement, or any inaccuracy in the statements, facts, assumptions or representations upon which we have relied, may affect the continuing validity of our opinion as set forth herein. We assume no responsibility to inform you of any such change or inaccuracy that may occur or come to our attention. Furthermore, our opinion is not binding on the Internal Revenue Service or a court, and there can be no assurance that the Internal Revenue Service will not take a contrary position or that a court would agree with our opinions if the correctness thereof were challenged in litigation. Finally, our opinions are limited to the tax matters specifically covered hereby. No opinion should be inferred as to (i) any other tax consequences of the Mergers or any other transaction contemplated by the Merger Agreement or (ii) the tax consequences of the Mergers or any other transaction contemplated by the Merger Agreement under any state, local, or foreign law, or with respect to other areas of U.S. Federal taxation.

            This opinion letter is being delivered prior to the consummation of the Mergers and any other transaction contemplated by the Merger Agreement and therefore is prospective and dependent on future events. If the actual facts relating to any aspect of the transactions differ from this description in any material respect, our opinion may become inapplicable. This opinion is expressed as of the date hereof, and we are under no obligation to supplement or revise our opinion to reflect any legal developments, any factual matters arising subsequent to the date hereof, or the impact of any information, document, certificate, record, statement, representation, covenant, or assumption relied upon herein that becomes incorrect or untrue. This opinion letter may not be relied on by any other person, or for any other purpose, without our prior written consent, which may be withheld in our sole discretion. This opinion letter may not be distributed, quoted in whole or in part or otherwise reproduced in any document, or filed with any governmental agency without our prior written consent.

            This opinion letter has been provided for your use in connection with the Registration Statement. We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and to the references to Vinson & Elkins LLP under the captions "Questions and Answers," "Summary—U.S. Federal Income Tax Consequences," "The Mergers—Background of the Mergers," and "U.S. Federal Income Tax Consequences" in the Registration Statement. In giving this consent, we do not admit that we are in the category of persons whose consent is required by Section 7 of the Securities Act, or the rules and regulations promulgated thereunder by the SEC.

Very truly yours,
/s/ Vinson & Elkins LLP
Vinson & Elkins LLP

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  Exhibit 8.4